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                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

         This Agreement is made as of January 15, 1999 among RADIATION ONCOLOGY COMPUTER SYSTEMS, INC., a California corporation ("COMPANY"), shareholders of Company listed on the signature page hereof ("SHAREHOLDERS"), NOMOS CORPORATION, a Delaware corporation ("PARENT"), and ROCS ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), with the intent to be legally bound. Capitalized terms used herein are defined in the text; an index of such terms is attached to the end of this Agreement.


                                    ARTICLE I
                                     MERGER
                                     ------

         1.01. THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL") and the California General Corporation Law, as amended (the "CGCL"), at the Effective Time, Company and Sub shall consummate a merger (the "MERGER") pursuant to which (i) Company shall merge with and into Sub and the separate corporate existence of Company shall thereupon cease, and (ii) Sub shall be the surviving corporation (the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the DGCL and the CGCL.

         1.02. EFFECTIVE TIME. Parent, Sub and Company will cause (i) a properly executed Certificate of Merger with respect to the Merger meeting the requirements of Section 251 of the DGCL (the "CERTIFICATE OF MERGER") to be executed and filed on the Closing Date (or on such other date as Parent and Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL, and (ii) a properly executed Agreement of Merger and a properly executed Officer's Certificate with respect to the Merger meeting the requirements of Section 1108 of the CGCL (the "AGREEMENT OF MERGER ") to be executed and filed on the Closing Date (or on such other date as Parent and Company may agree) with the Secretary of State of the State of California as provided in the CGCL. The Merger shall become effective on the date on which (i) the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware as provided in the DGCL, and (ii) the Agreement of Merger has been filed with the Secretary of State of the State of California as provided in the CGCL, or such time as is agreed upon by the parties and specified in the Certificate of Merger and the Agreement of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME".

         1.03. CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., local time, on or before January 27, 1999, subject to the satisfaction or waiver of all of the conditions set forth in Article VI no later than two business days prior to such
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date (the "CLOSING DATE"), at the offices of Cohen & Grigsby, P.C., 11 Stanwix
Street, 15th Floor, Pittsburgh, Pennsylvania 15222, unless another time, date or place is agreed to in writing by the parties hereto.

         1.04. CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. Pursuant to the Merger, (i) the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, and (ii) the By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended.

         1.05. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws. The officers of Sub at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         1.06. BEST EFFORTS TO ASSIGN. This Agreement shall not constitute an agreement to assign any Company Business Agreements or Company Business Permits or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of the Company hereunder. Company, Parent and Sub shall use commercially reasonable best efforts to obtain the consent of the other party to the assignment thereof to Sub in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, the parties agree to cooperate with each other in any reasonable arrangement designed to provide to the Sub the benefits thereunder.


                                   ARTICLE II
                              CONVERSION OF SHARES
                              --------------------

         2.01. CONVERSION OF SHARES.

               (a) At the Effective Time, each share of Company's common stock, no par value ("COMPANY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.01(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $19.607843 in cash, without any interest thereon (ii) 2.5245098 shares of Parent Common Stock, (iii) .245098 shares of Parent Common Stock pursuant to Section 2.01(e) and (iv) a pro rata
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share of any Earn-Out Fees payable as described in Section 2.02 (collectively, the "MERGER CONSIDERATION").

               (b) Each share of Sub's common stock, par value $1 per share ("SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, remain issued and outstanding and shall be unchanged by virtue of the Merger.

               (c) All shares of Company Common Stock that are owned by Company as treasury stock shall, at the Effective Time, be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

               (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except the right to receive the Merger Consideration for each share of Company Common Stock held by them.

               (e) An additional 25,000 shares of Parent Common Stock to be paid to the Shareholders under Section 2.01(a) above (the "ESCROW FUND") shall be delivered to Cohen & Grigsby, P.C. (the "ESCROW AGENT"), to be held or disbursed in accordance with the terms of an Escrow Agreement in substantially the form of
EXHIBIT 2.01 (the "ESCROW AGREEMENT").

         2.02 EARN-OUT.

               (a) With respect to each of the three 12 month periods ending April 30, 2000, April 30, 2001 and April 30, 2002 (each an "ANNUAL PERIOD" and together the "EARN-OUT PERIOD"), Parent shall pay to Shareholders an annual fee (the "EARN-OUT FEE") equal to 3% of the Gross Revenues of Parent or any Affiliate of Parent or Sub ("PARENT GROUP") derived from (i) the products developed or manufactured by Company prior to the Effective Date as listed in Section A of EXHIBIT 2.02 (the "ROCS PRODUCTS"), and (ii) any and all upgrades, enhancements, improvements and new versions of the ROCS Products, only to the extent that such Gross Revenues in an Annual Period exceed an Annual Period threshold amount of $4,717,000. By way of example, see Section B of EXHIBIT
2.02. The parties hereto acknowledge and agree that, after the date of this Agreement, ROCS is expected to complete certain of the ROCS Products that are not currently being marketed and for which no list price has been established. The list price of such products will be set by Parent based upon then-existing market conditions and such prices will be used for purposes of the earn-out described in this Section 2.02, if applicable.

               (b) The term "GROSS REVENUES" means (i) the total gross revenues actually received by Parent Group from third parties for ROCS Products sold or
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licensed and (ii) any other amounts due or payable to Parent Group from third parties in connection with the ROCS Products, without credit for uncollected accounts, discounts or refunds, and including all amounts regardless of the form of payment; provided, however, that Gross Revenues shall not include sales, use, value added and other taxes based on gross revenues which Parent Group is under a legal obligation to pay, and which are in fact paid over to the appropriate governmental entities.

               (c) If the ROCS Products are priced and packaged with other products or services as a combined system and are sold or licensed to a third party by Parent Group, the Gross Revenues received by Parent Group for such ROCS Products shall be determined as follows:

The then current list price of the ROCS Products shall be divided by the then current list price of the total packaged system. The resulting number shall then be multiplied by the total system price actually received by Parent Group. The resulting number shall constitute the Gross Revenues received by Parent Group for such ROCS Products. By way of example, see Section C of EXHIBIT 2.02.

               (d) Within 90 days after the end of each 12 month period during the Earn-Out Period, Parent Group shall provide to Shareholders: (i) a true and correct copy of Parent Group's financial statements prepared in accordance with GAAP and reported upon by an independent accounting firm of recognized national or regional standing, and (ii) an audit report which sets forth Parent Group's Gross Revenues during such fiscal year, and the amount of the Earn-Out Fee owed to Shareholders with respect to such fiscal year. Such audit report shall be accompanied by a certification of Parent Group's auditors that they have conducted an examination, in accordance with GAAP, of the books and records of Parent Group relating to such audit report and, based on such examination, they shall confirm the accuracy of such report. The financial statements and the audit reports required to be provided by this Section 2.02(c) shall be collectively referred to herein as the "EARN-OUT REPORTS."

               (e) Shareholders shall have a period of 30 days after their receipt of each Earn-Out Report to review the same and Parent Group's calculation of such Earn-Out Fee and to notify Parent Group of any disputes regarding the same. If Shareholders shall so notify Parent Group of any disputes, then the parties will negotiate in good faith in an effort to resolve such disputes. If the parties are unable to resolve such disputes within 30 days after Parent Group receives notice of the same, then either party may submit such dispute to an independent accounting firm of recognized national or regional standing mutually acceptable to Parent Group and Shareholders for resolution or, if they cannot agree, a nationally-recognized accounting firm chosen by lot (with each party having the right to strike one such firm). The determination by such accounting firm shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm shall be shared equally by Parent Group and Shareholders.
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               (f) Each Earn-Out Fee shall be paid within 30 days after an
Earn-Out Report for such fiscal year has been delivered to Shareholders and any disputes with respect thereto have been resolved. Each Earn-Out Payment shall be shared pro rata between Shareholders in the same proportion as the other Merger Consideration is shared by Shareholders under Section 2.01.

               (g) The Parent and/or the Sub may sell all or any part of a line of ROCS Products to a third party, provided that such third party shall agree to pay the Earn-Out Fee to the Shareholders for the remainder of the Earn-Out Period subject to the terms and conditions of this Section 2.02.

         2.03. PARENT COMMON STOCK. The shares of Parent Common Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) of the Securities Act or Regulation D thereunder. Such shares may not be transferred or resold thereafter except in compliance with the terms of this Agreement and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act.

         2.04 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Each party has consulted its own tax advisors with respect to the tax consequences of the Merger. The parties have no present intent to take any action that would jeopardize the tax-free nature of the Merger.


                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS
           ----------------------------------------------------------

         Company and Shareholders (collectively, the "COMPANY PARTIES") jointly and severally represent and warrant to Parent and Sub as follows:

         3.01. ORGANIZATION AND QUALIFICATION. Company is a corporation duly organized, validly existing and in good standing in the State of California. Company is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on SCHEDULE 3.01, which are all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified has not resulted in, and is not likely to result in, a material adverse change in the business, operations, financial condition or prospects of Company (a "COMPANY MATERIAL ADVERSE CHANGE").

         3.02. AUTHORITY AND AUTHORIZATION. Company has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents.
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         3.03. EXECUTION AND BINDING EFFECT. This Agreement has been, and on the
Closing Date the other Transaction Documents will be, duly and validly executed and delivered by Company and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Company enforceable against Company in accordance with their respective terms.

         3.04. NO BREACH, DEFAULT, VIOLATION OR CONSENT. Assuming that Company obtains all necessary consents with respect to the assignment or transfer of Company Business Agreements, Company Intellectual Property and Company Business Permits, as of the Closing Date, the execution, delivery and performance by Company of this Agreement and the other Transaction Documents do not and will not:

               (a) violate Company's charter or by-laws;

               (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Company Business Agreement or Company Business Permit;

               (c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a "GOVERNMENTAL ORDER") which names Company or is directed to Company or any of its assets;

               (d) violate any law, rule, regulation, ordinance or code of any governmental entity (each a "GOVERNMENTAL Rule"); or

               (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a "PERSON").

         3.05. OWNERSHIP AND CONTROL. SCHEDULE 3.05 sets forth a correct and complete list of (a) the authorized capitalization of Company, (b) the number of shares of each class of capital stock of Company issued and outstanding and (c) the names of the record owners of each share of Company's capital stock and the number and percentage of shares of each class of its capital stock owned by such Persons. The issued and outstanding shares of its capital stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as otherwise disclosed on SCHEDULE 3.05, there are no outstanding (x) options, warrants, agreements or other rights for the acquisition of shares of Company's capital stock, (y) securities or other obligations of Company which are convertible into such shares or (z) options, sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on any of Company's shareholders and which relate to the ownership, voting or transfer of any of such shares.

         3.06. SUBSIDIARIES. Except as set forth on SCHEDULE 3.06, Company has no Subsidiaries. As used in this Agreement, the term "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other business entity with respect to which such Person or any subsidiary of such Person is entitled, by reason of a direct or indirect ownership interest therein, to (a) elect a majority of the directors thereof or otherwise direct or cause the direction of the management and policies thereof or (b) receive a majority of the dividends and other distributions made thereby, in each case regardless of any contingency which does or may suspend or dilute such rights.

         3.07. FINANCIAL STATEMENTS. Company has previously delivered to Parent and Sub correct and complete copies of (a) its reviewed balance sheets and statements of income, retained earnings and cash flow as of and for its fiscal years ended April 30, 1997, 1996 and 1995, including the footnotes thereto, and
(b) its unaudited interim balance sheets and statements of income, retained earnings and cash flow as of and for its fiscal quarters ended November 30, 1998 (the "COMPANY CURRENT FINANCIAL STATEMENTS" and, together with the items described in clause (a) above, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements present fairly the financial condition of Company as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby, and were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby subject, in the case of the Company Current Financial Statements, to year-end review adjustments (which will not be material except as otherwise disclosed on SCHEDULE 3.07) and the lack of footnotes and other presentation items. Except as and to the extent otherwise disclosed in the Company Current Financial Statements and on SCHEDULE 3.07, Company has no liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (x) liabilities under Company Business Agreements which are not required to be set forth on the Company Current Financial Statements in accordance with GAAP and (y) liabilities incurred in the ordinary course of business since November 30, 1998 (the "COMPANY FINANCIAL STATEMENT DATE").

         3.08. ACCOUNTING PRACTICES. Company's books, records and accounts accurately and fairly reflect, in reasonable detail, its financial position and operations. Company maintains a system of internal controls deemed to be sufficient by the management of the Company to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the assets reflected on Company's books are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         3.09. BANK ACCOUNTS. SCHEDULE 3.09 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         3.10. TAX MATTERS. Except as otherwise disclosed on SCHEDULE 3.10:

               (a) all tax returns and reports required to be filed by Company have been properly prepared and filed;

               (b) Company has paid, or has made adequate reserves on its books for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due on such tax returns and reports or claimed to be due by any governmental entity or which Company is required to withhold on behalf of any other Person;

               (c) the reserves and provisions for taxes on the books of Company are adequate for all open years and for its current fiscal period and properly classify such tax obligations as either current or deferred;

               (d) Company Parties have no knowledge of any proposed assessment of any additional taxes by any governmental entity or of any basis for any such assessment (whether or not reserved against);

               (e) the federal income tax liabilities of Company have been finally determined by the Internal Revenue Service (the "IRS"), or the time for audit has expired, for all fiscal periods ending on or prior to April 30, 1995;

               (f) Company has not received any notices to the effect that the Company is being audited by a governmental entity and, to the best of the Company Parties' knowledge, Company is not currently being audited by any governmental entity, and no such audit is pending or, to the best of Company Parties' knowledge, threatened;

               (g) Company has not made any tax elections which (i) were in effect in any past year for which the time for audit has not expired, (ii) are currently in effect or (iii) will be in effect at any future time; and

               (h) Company has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any tax.

         3.11. LITIGATION. Except as otherwise disclosed on SCHEDULE 3.11, there is no pending or, to the best of Company Parties' knowledge, threatened investigation, action or proceeding against Company or any of its assets by or before any governmental entity or arbitrator, and Company Parties have no knowledge of any basis for any such action, proceeding or investigation.
SCHEDULE 3.11 sets forth a correct and complete list of each investigation, action and proceeding described in the preceding sentence, the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

         3.12. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as otherwise disclosed on SCHEDULE 3.12, since the Company Financial Statement Date:

               (a) Company has not incurred any material obligation or liability except for normal trade obligations incurred in the ordinary course of business;

               (b) no casualty, loss or damage has occurred with respect to any of Company's assets, whether or not the same is covered by insurance;

               (c) Company has not sold, transferred or otherwise disposed of any of its assets or any interest therein, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business;

               (d) Company has not written off as uncollectible any of its accounts receivable in excess of reserves, or written down the value of any of its assets, except in each case in the ordinary course of business and at a rate no greater than during the 12-month period ending on the Company Financial Statement Date;

               (e) Company has not waived or released any of its material rights with respect to its business or assets or permitted any of such rights to lapse;

               (f) no executive officer or other key employee of Company has left his or her employment with Company;

               (g) Company has not granted, and is not committed to grant, any salary or wage increases to any of its employees;

               (h) Company has not made, or committed to make, any capital expenditures in excess of $5,000 in the aggregate;

               (i) there has been no payment, discharge or other satisfaction of any liabilities of Company other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Company Current Financial Statements or incurred in the ordinary course of business since the Company Financial Statement Date;

               (j) Company has not declared or paid any dividend or other distribution in respect of its capital stock or agreed to do any of the foregoing;

               (k) Company has not introduced any material change with respect to its business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, its marketing techniques or its accounting methods; and

               (l) no Company Material Adverse Change, and no event which, to the best of Company Parties' knowledge, is likely to result in a Company Material Adverse Change, has occurred.

         3.13. CUSTOMERS AND SUPPLIERS. SCHEDULE 3.13 sets forth a correct and complete list of each of the customers and suppliers of Company whose purchases from or sales to Company constituted five percent or more of Company's net sales or net purchases, respectively, during its fiscal year ended April 30, 1998, 1997, 1996 and 1995, or during the six months ending on the Company Financial Statement Date, and indicates with respect to each the name and address, dollar volume and nature of the relationship (including the principal categories of products bought or sold). Company is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer or supplier. Since the Company Financial Statement Date, no such customer or supplier has terminated its relationship with, or materially reduced its purchases from or sales to, Company, and the Company Parties have no knowledge that any such customer or supplier intends to terminate its relationship with, or materially reduce its purchases from or sales to, Company.

         3.14. CONSTITUENT DOCUMENTS AND GOVERNMENTAL RULES. Company is in compliance with (a) its charter and by-laws and (b) all Governmental Rules applicable to Company, its business or its assets.

         3.15. GOVERNMENTAL ORDERS. SCHEDULE 3.15 sets forth a correct and complete list of all Governmental Orders which name Company or are directed to Company or any of its assets, together with the governmental entity who issued the same and Subject matter thereof. Company is in compliance with all such Governmental Orders.

         3.16. COMPANY BUSINESS PERMITS. SCHEDULE 3.16 sets forth a correct and complete list of all permits, licenses, franchises, certificates, authorizations, consents and approvals obtained from or issued by any governmental entity and which are necessary for the ownership or operation of Company's business or the ownership, operation or use of any of its assets (collectively, "COMPANY BUSINESS PERMITS"), and indicates for each whether the same are transferable and, if so, whether consent to such transfer is required. Such Company Business Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Rules for Company to carry on its business as now being conducted and to own, occupy or use its assets. No material violations have been recorded against any such Company Business Permit, no citation, notice or warning has been issued by any governmental entity with respect to any such Company Business Permit, no investigation or hearing has been held by or before any governmental entity with respect to any such Company Business Permit, Company has not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Company Business Permit and Company Parties have no knowledge of any basis for any of the foregoing. Company is in compliance with all Company Business Permits, except for such non-compliance as, individually or in the aggregate, has not resulted in, and is not likely to result in, a Company Material Adverse Change.

         3.17. ENVIRONMENTAL MATTERS. Except as otherwise disclosed on SCHEDULE 3.17:

               (a) no Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by Company except in compliance with Environmental Rules;

               (b) to the best of the Company Parties' knowledge, no Person who has leased, occupied or used any real property now or previously owned, leased, occupied or used by Company generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property;

               (c) no Hazardous Substances are present on or under any real property (including without limitation in any body of water located thereon or adjacent thereto or any groundwater located thereunder) now or previously owned, leased, occupied or used by Company, or in any improvement located thereon, in quantities or at levels which require reporting or remediation under any applicable Environmental Rule; and

               (d) no event has occurred and no condition exists with respect to Company or its business or assets which has resulted in, or is likely to result in, any material liability, cost or expense to Company or any other Person who owns or operates its business or assets under any applicable Environmental Rule, and Company has not received any notice from any governmental entity or other Person of its intention to impose any such liability, cost or expense upon Company or any such Person.

         As used in this Agreement the following terms have the following meanings:

               "ENVIRONMENTAL RULE" means any Governmental Rule which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder, as of the date hereof and as of the Closing Date.

               "HAZARDOUS SUBSTANCE" means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule.

         3.18. COMPANY REAL PROPERTY.

               (a) SCHEDULE 3.18 sets forth a correct and complete list of all real property currently owned or leased by Company. Except as otherwise disclosed on SCHEDULE 3.18, all buildings and other improvements located on such property are in good repair and operating condition.

               (b) SCHEDULE 3.18 sets forth a correct and complete list of all leases, subleases and other material agreements or rights pursuant to which any Person has the right to occupy or use any real property owned by Company.

               (c) SCHEDULE 3.18 sets forth a correct and complete list of all leases, subleases and other material agreements or rights pursuant to which Company has the right to occupy or use any real property owned by others, together with the names of the lessors or other grantors thereunder, the location of the property covered thereby, the annual rental or other consideration payable thereunder and the duration thereof, including any renewal options.

         3.19. COMPANY PERSONAL PROPERTY.

               (a) SCHEDULE 3.19 sets forth a correct and complete list of all leases and other agreements pursuant to which Company leases any equipment, machinery, trade fixtures, tools, vehicles, computer hardware, computer software or furniture for amounts in excess of $500 (collectively, "EQUIPMENT"), together with the names of the lessors thereunder, the personal property covered thereby, the annual rental thereunder and the duration thereof, including any renewal options.

               (b) Except as otherwise disclosed on SCHEDULE 3.19, all Equipment owned or leased by Company, or otherwise used by Company in its business, is in good repair and operating condition, is suitable for the purposes for which it is used and constitutes all Equipment necessary to conduct Company's business as currently conducted.

               (c) Except as otherwise disclosed on SCHEDULE 3.19, all raw material, work-in-process and finished goods and inventory of Company (i) is in all material respects of a quantity and quality usable and saleable in the ordinary course of business and (ii) except for such items acquired or produced after the Company Financial Statement Date, is reflected on the Company Current Financial Statements at the lower of cost (determined on a first-in, first-out basis) or market in accordance with GAAP applied on a consistent basis, with adequate provisions or adjustments having been made for excess and slow-moving inventory and inventory obsolescence and shrinkage.

               (d) Except as otherwise disclosed on SCHEDULE 3.19, all of Company's accounts receivable (i) represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), (ii) are not subject to any material defenses, counterclaims or rights of setoff, (iii) have been billed and are generally due and payable within 30 days after billing and (iv) are fully collectible in the ordinary course of business except, in the case of receivables arising prior to the Company Financial Statement Date, to the extent of the reserves set forth in the Company Current Financial Statements and, in the case of receivables arising after such date, to the extent of a reasonable allowance for bad debts. SCHEDULE
3.19 sets forth the total amount of Company's accounts receivable outstanding as of November 30, 1998, together with the aging of such receivables, from the due date thereof, based on the following schedule: 0-30 days; 61-90 days; and over 90 days.

         3.20. COMPANY INTELLECTUAL PROPERTY. SCHEDULE 3.20 sets forth a correct and complete list of (a) all patents, registered or unregistered trademarks, service marks, logos, corporate and trade names and registered and common law copyrights, and all applications therefor, which are owned by or licensed to Company, or are otherwise used by Company in its business (collectively, "COMPANY INTELLECTUAL PROPERTY"), (b) all licenses or other agreements pursuant to which any Person has the right to use any Company Intellectual Property owned by Company, together with the names of the licensees thereunder, Company Intellectual Property covered thereby, the annual fee or other consideration payable thereunder and the duration thereof, including any renewal options, (c) all licenses or other agreements pursuant to which Company has the right to use any Company Intellectual Property owned by others, together with the names of the licensors thereunder, Company Intellectual Property covered thereby, the annual fee or other consideration payable thereunder and the duration thereof, including any renewal options and (d) all consents which must be obtained, all filings which must be made and all other actions which must be taken in order to assign or otherwise transfer Company's rights in any of the foregoing to Parent. Company has the lawful right to use all of the Company Intellectual Property, and no such use infringes upon the lawful rights of any other Person. To the best of Company Parties' knowledge, no Person is using any Company Intellectual Property in a manner which infringes upon the lawful rights of Company.

         3.21. TITLE TO COMPANY ASSETS. Except as otherwise disclosed on
SCHEDULE 3.21, Company has (a) good and marketable title to all assets purported to be owned by it and (b) good leasehold title to all assets purported to be leased by it, in each case free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, "LIENS"). All of such Liens will be removed on or prior to the Effective Time, other than Liens designated as "Permitted Liens" on SCHEDULE 3.21.

         3.22. COMPANY PENSION PLANS. SCHEDULE 3.22 sets forth a true, correct and complete list of all Company Pension Plans. Except as otherwise disclosed on
SCHEDULE 3.22:

               (a) the IRS has issued favorable determination letters to the effect that each Company Pension Plan is qualified within the meaning of Section 401 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that each related trust is exempt under Section 501 of the Code, correct and complete copies of which have been delivered to Parent and Sub, and Company Parties have no knowledge of any fact which may adversely affect the qualified status of any Company Pension Plan or related trust;

               (b) each Company Pension Plan and each related trust has been established, maintained and administered in all material respects in compliance with ERISA, the Code and all other applicable Governmental Rules, including without limitation all minimum funding requirements of ERISA and the Code;

               (c) none of the transactions described in Section 406 of ERISA or
Section 4975 of the Code, and none of the events described in Section 4043 of ERISA, have occurred with respect to any Company Pension Plan;

               (d) no "unfunded benefit liability" within the meaning of Section 4001(a)(16) of ERISA, and no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412(a) of the Code, exists with respect to any Company Pension Plan;

               (e) no Company Pension Plan has been terminated in whole or in part, neither Company nor any Company ERISA Affiliate presently intends to terminate any Company Pension Plan in whole or in part, no proceeding has been commenced by the Pension Benefit Guaranty Corporation (the "PBGC") or the IRS to terminate any Company Pension Plan in whole or in part or to appoint a trustee to administer any Company Pension Plan, neither Company nor any Company ERISA Affiliate has received any notice of any such proceeding and Company Parties have no knowledge of any basis for the commencement of any such proceeding;

               (f) neither Company nor any Company ERISA Affiliate owes any amount to the PBGC other than for PBGC insurance premiums which are not yet due and payable;

               (g) neither Company nor any Company ERISA Affiliate has contributed to, or is or has been under any obligation to contribute to, any Multiemployer Plan;

               (h) Company has delivered to Parent and Sub correct and complete copies of (i) IRS Form 5500 most recently filed with respect to each Pension Plan, (ii) the summary plan description for each Company Pension Plan and (iii) the most recent actuarial valuation report for each Company Pension Plan; all information provided by Company to the actuary in connection with such actuarial reports was correct and complete, all actuarial assumptions used in computing accrued employee benefits and liabilities, whether or not vested, and asset values under each Company Pension Plan were reasonable and in compliance with applicable Governmental Rules, the total actuarial present value of the accumulated benefits under each Company Pension Plan, whether or not vested, does not exceed the fair market value of the assets of such Company Pension Plan and the value of the assets of each Company Pension Plan have not decreased since the date of the most recent actuarial valuation report with respect to such Company Pension Plan;

               (i) there are no actions, suits, investigations or other proceedings pending or, to the best of Company Parties' knowledge, threatened against any Company Pension Plan or related trust or any fiduciary thereof, and Company Parties have no knowledge of any basis for the commencement of any such proceeding; and

               (j) there are no outstanding Governmental Orders which name any Company Pension Plan or its fiduciaries or are directed to any Pension Plan or its fiduciaries or assets.

         As used in this Agreement, the following terms have the following meanings:

               "ERISA" means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders issued thereunder, as any of the same may be amended as of the date hereof and as of the Closing Date.

               "COMPANY ERISA AFFILIATE" means any trade or business which, together with Company, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

               "COMPANY PENSION PLAN" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (i) which is maintained for past or present employees of Company or any

Company ERISA Affiliate or (ii) to which Company or any Company ERISA Affiliate made, or was required to make, contributions within the preceding five years, as any of the same may be amended.

               "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

         3.23. COMPANY WELFARE PLANS. SCHEDULE 3.23 sets forth a correct and complete list of all Company Welfare Plans. Except as otherwise disclosed on
SCHEDULE 3.23: (a) each Company Welfare Plan has been established, maintained and administered in all material respects in compliance with ERISA, the Code and all other applicable Governmental Rules; and (b) all payments which Company is required to make in respect of any Company Welfare Plan on or prior to the date hereof have been made. As used in this Section, "COMPANY WELFARE PLAN" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (i) which is maintained for past or present employees of Company or any Company ERISA Affiliate or (ii) to which Company or any Company ERISA Affiliate made, or was required to make, contributions within the preceding five years, as any of the same may be amended.

         3.24. COMPANY PERSONNEL MATTERS.

               (a) SCHEDULE 3.24 sets forth a correct and complete list of (i) all directors and executive officers of Company, (ii) all other employees of or consultants to Company whose annual compensation (including bonuses and commissions) during Company's calendar year ended December 31, 1997 was $10,000 or more, (iii) the current job title or relationship to Company of each Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during Company's calendar year ended December 31, 1997 and which each of them is expected to receive in Company current fiscal year and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of Company.

               (b) Except as otherwise disclosed on SCHEDULE 3.24, Company is not a party to any employment, consulting or similar agreement, written or oral, with any Person.

               (c) Except as otherwise disclosed on SCHEDULE 3.24, (i) no employees of Company are represented by any labor union or similar organization,
(ii) Company is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding or given Company notice of any intention to hold an election of a collective bargaining representative at any time during the past three years.

               (d) Except as otherwise disclosed on SCHEDULE 3.24, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of Company currently exists or, to the best of Company Parties' knowledge, is threatened and (ii) no investigation, action or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices or the violation of any Governmental Rule relating to employment or labor practices is pending or, to the best of Company Parties' knowledge, threatened, and Company Parties have no knowledge of any basis for any such investigation, action or proceeding.

         3.25. COMPANY INSURANCE.

               (a) SCHEDULE 3.25 sets forth a correct and complete list of all insurance policies of which Company is the owner, insured or beneficiary and indicates for each such policy any pending claims thereunder.

               (b) The coverage provided by such policies is reasonable in the judgment of the management of the Company, in both scope and amount, in light of the value of its assets and the risks attendant to its business and is comparable to coverage customarily maintained by others in similar lines of business. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy.

               (c) Except as otherwise disclosed on SCHEDULE 3.25: (i) all premiums under such policies which were due and payable on or prior to the date hereof have been paid in full; (ii) no such policy provides for retrospective or retroactive premium adjustments; (iii) Company has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (iv) Company has not been refused any insurance, nor has its coverage been limited by any carrier; and (v) since January 1, 1994 Company has maintained, or been the beneficiary of, general liability and product liability policies reasonable, in both scope and amount in the judgment of the management of the Company, in light of the risks attendant to its business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been "occurrence" policies and not "claims made" policies.

         3.26. COMPANY INDEBTEDNESS.

               (a) SCHEDULE 3.26 sets forth a complete list of all agreements, documents, instruments and securities which are currently in effect and which create, evidence or secure any indebtedness of Company (exclusive of trade payables) or pursuant to which Company has guaranteed any indebtedness or other obligations of any other Person, together with the names of the creditors thereunder or beneficiaries thereof, the principal amount owing thereunder or secured or guaranteed thereby, the interest rates payable thereunder and the amortization and maturity thereof.

               (b) SCHEDULE 3.26 sets forth a correct and complete list of all outstanding trade payables of Company, payment of which is more than 30 days overdue and, with respect to any trade payables which have not been paid due to a dispute with a vendor, identifies the nature of such dispute.

         3.27. OTHER MATERIAL COMPANY BUSINESS AGREEMENTS. SCHEDULE 3.27 sets forth a correct and complete list of all bids, offers, leases, licenses, contracts and other business arrangements, written or oral, to which Company is a party or by which Company or any of its assets are bound (collectively, "COMPANY BUSINESS AGREEMENTS") other than (a) Company Business Agreements listed on any of SCHEDULE 3.18 through SCHEDULE 3.26, (b) Company Business Agreements involving the payment by or to Company, or creating any liability of Company (whether direct or indirect, fixed or contingent), of less than $10,000 over the term thereof (exclusive of agreements which do not involve the payment of money by either party) and (c) Company Business Agreements which are cancelable by Company on 30 days' notice or less without any material liability to Company, together with descriptions of Subject matter thereof, the names of the other parties thereto, the amount of any payments or liabilities thereunder, the duration thereof, including any renewal options.

         3.28. STATUS OF COMPANY BUSINESS AGREEMENTS. Each Company Business Agreement listed on any of SCHEDULE 3.18 through SCHEDULE 3.27 is in full force and effect and is enforceable against Company and, to the best of Company Parties' knowledge, the other parties thereto, in accordance with its terms. Company is in compliance with each such Company Business Agreement, except, in each case, for such non-compliance as does not (a) constitute a breach or default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) thereunder or (b) give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment thereof. To the best of Company Parties' knowledge, all other parties to such Company Business Agreements are in substantial compliance with the terms thereof. Except as otherwise disclosed on SCHEDULE 3.28, each Company Business Agreement may be transferred without the consent of any other Person.

         3.29. WARRANTY AND PRODUCT LIABILITY. Company has previously delivered to Parent and Sub a correct and complete copy of each express warranty under which it has any warranty obligations. SCHEDULE 3.29 sets forth:

               (a) a correct and complete list of all product lines manufactured or sold, and all services performed, by Company with respect to which Company may have any liability, whether on account of warranty obligations, product liability claims or otherwise;

               (b) the number of warranty claims which have been made against Company on account of such products and services during the five-year period ended November 30, 1998, together with the amount expended by Company in each of such years in satisfying such claims, the number of such claims outstanding on the date hereof and the amount which Company reasonably believes will be necessary to satisfy such outstanding claims; and

               (c) the number of product liability claims which have been made against Company on account of such products during the five-year period ended November 30, 1998, together with the amount expended by Company in each of such years in defending against and/or satisfying such claims, the number of such claims outstanding on the date hereof and the amount which Company reasonably believes will be necessary to defend against and/or satisfy such outstanding claims.

         3.30. TRANSACTIONS WITH COMPANY AFFILIATES. Except as otherwise disclosed on SCHEDULE 3.30: (a) none of the customers, suppliers, distributors or sales representatives of Company are Affiliates of Company or any of its officers, directors or shareholders; (b) none of the assets of Company are owned or used by or leased to any Affiliates of Company or any of its officers, directors or shareholders; (c) no Affiliate of Company or any of its officers, directors or shareholders is a party to any Company Business Agreement; and (d) no Affiliate of Company or any of its officers, directors or shareholders provides any legal, accounting or other services to Company. As used in this Agreement, the term "AFFILIATE" means, with respect to any Person, (i) any director, officer, employee, shareholder, partner or principal of such Person,
(ii) any other Person of which such Person is a director, officer, employee, shareholder, partner or principal, (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, such Person and
(iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of such Person, and the term "CONTROL" shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         3.31. BROKERS. Company Parties have not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

         3.32. YEAR 2000. Except as set forth on SCHEDULE 3.32, Company and its Management and Production Systems (each as herein defined, together the "SYSTEMS") are each Year 2000 Compliant, except for failure to be Year 2000 Compliant which could not reasonably be expected to have a Company Material Adverse Effect.

               (a) "YEAR 2000 COMPLIANT" means that neither the year change from 1999 to 2000 (the arrival of the date "January 1, 2000") nor leap year dates thereafter:

                   (i) will impair Company's ability to meet its obligations to its customers, suppliers, vendors, agents and/or creditors; or

                   (ii) will result in errors or corruption in processing data or otherwise have an abnormal or adverse effect on the operations or functionality of Company or its Systems, all of which will continue to operate as intended prior to, during and after January 1, 2000.

               (b) "MANAGEMENT SYSTEMS" include, without limitation, all computer hardware (including integrated circuit/chip and firmware) and software applications that Company uses for managing and operating Company and its business, including without limitation, functions such as accounting and billing, invoicing/accounts receivable and accounts payable, inventory tracking and maintenance, and vendor and supplier sourcing.

               (c) "PRODUCTION SYSTEMS" include, without limitation, all computer hardware (including integrated circuit/chip and firmware) and software applications, and all automated or electronic equipment, controls and other systems used by Company in its production process, from the point of input of raw material to final products/goods and/or material offered for sale or trade to customers.

               (d) Except as set forth on SCHEDULE 3.32, the Company Parties represent and warrant that all of the Company's products that have been sold or licensed by the Company or by an authorized distributor or sublicensed by a third party licensor to third parties (the "PRODUCTS") from January 1, 1996 to the Closing Date (the "Y2K WARRANTY PERIOD") are, and have been throughout the entire Y2K Warranty Period, designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Products will operate prior to, during, and after the calendar year 2000 A.D. without error relating to use, calculation, manipulation or display of date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century including leap year dates therein.

         3.33. DELIVERY OF DOCUMENTS; ACCURATE DISCLOSURE. Company has previously delivered to Parent and Sub correct and complete copies of each Company Business Agreement listed on SCHEDULE 3.18 through SCHEDULE 3.27 and of each additional agreement, document and instrument which Parent or Sub (or its accountants or attorneys) has requested in writing. None of the information furnished or to be furnished by Company Parties to Parent or Sub or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Company Parties set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or (c) omits or will omit any statement of material fact necessary to make the same not misleading.


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
                ------------------------------------------------

         Parent and Sub hereby represent and warrant to Company and Shareholders as follows:

         4.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing in the State of Delaware. Each of Parent and Sub is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on
SCHEDULE 4.01, which are all jurisdictions in which the ownership of their respective properties or the nature of their respective businesses makes such qualification necessary, except to the extent that the failure to be so qualified has not resulted in, and is not likely to result in, a material adverse change in the business, operations, financial condition or prospects of either Parent or Sub (a "PARENT MATERIAL ADVERSE CHANGE").

         4.02. AUTHORITY AND AUTHORIZATION. Parent and Sub have the corporate power and authority to own their respective properties and assets, to conduct their respective businesses as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents.

         4.03. EXECUTION AND BINDING EFFECT. This Agreement has been, and on the Closing Date the other Transaction Documents will be, duly and validly executed and delivered by Parent and Sub and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Parent and Sub enforceable against Parent and Sub in accordance with their respective terms.

         4.04. NO BREACH, DEFAULT, VIOLATION OR CONSENT. The execution, delivery and performance by Parent and Sub of this Agreement and the other Transaction Documents do not and will not:

               (a) violate the charter or by-laws of Parent or Sub;

               (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or document to which either Parent or Sub or any of their respective properties or assets are bound;

               (c) breach or otherwise violate any Governmental Order which names Parent or Sub or is directed to Parent or Sub or any of their respective assets;

               (d) violate any Governmental Rule; or

               (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

         4.05. OWNERSHIP AND CONTROL. SCHEDULE 4.05 sets forth a correct and complete list of (a) the authorized capitalization of Parent and Sub, (b) the number of shares of each class of capital stock of Parent issued and outstanding ("PARENT COMMON STOCK"), and (c) the number of shares of each class of Sub Common Stock issued and outstanding. The issued and outstanding shares of the capital stock of Parent Common Stock and Sub Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as otherwise disclosed on SCHEDULE 4.05, there are no outstanding (x) options, warrants, agreements or other rights for the acquisition of shares of Parent Common Stock and Sub Common Stock, (y) securities or other obligations of Parent and Sub which are convertible into such shares or (z) to the best of Parent's and Sub's knowledge, options, sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on any of the shareholders of Parent and Sub and which relate to the ownership, voting or transfer of any of such shares.

         4.06. SUBSIDIARIES. Except as set forth on SCHEDULE 4.06, Parent has no Subsidiaries except for Sub. Sub has no Subsidiaries.

         4.07. FINANCIAL STATEMENTS. Parent has previously delivered to Company correct and complete copies of (a) its audited balance sheets and statements of income, retained earnings and cash flow as of and for its fiscal years ended December 31, 1997, 1996 and 1995, including the footnotes thereto, and (b) its unaudited interim balance sheets and statements of income, retained earnings and cash flow as of and for its fiscal quarters ended November 30, 1998 (the "PARENT CURRENT FINANCIAL STATEMENTS" and, together with the items described in clause
(a) above, the "PARENT FINANCIAL STATEMENTS"). The Parent Financial Statements present fairly the financial condition of Parent as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby subject, in the case of the Parent Current Financial Statements, to year-end audit adjustments (which will not be material except as otherwise disclosed on SCHEDULE 4.07) and the lack of footnotes and other presentation items. Except as and to the extent otherwise disclosed in the Parent Current Financial Statements and on SCHEDULE 4.07,

Parent has no material liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (x) liabilities under Parent Business Agreements which are not required to be set forth on the Parent Current Financial Statements in accordance with GAAP and (y) liabilities incurred in the ordinary course of business since September 30, 1998 (the "PARENT FINANCIAL STATEMENT DATE").

         4.08. LITIGATION. Except as otherwise disclosed on SCHEDULE 4.08, there is no pending or, to the best of Parent's and Sub's knowledge, threatened investigation, action or proceeding against Parent or Sub or any of their respective assets by or before any governmental entity or arbitrator which, if determined adversely to Parent or Sub, would materially and adversely affect its ability to consummate the transactions contemplated hereby, and neither Parent nor Sub have any knowledge of any basis for any such action, proceeding or investigation. SCHEDULE 4.08 sets forth a correct and complete list of each investigation, action and proceeding described in the preceding sentence, the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

         4.09. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as otherwise disclosed on SCHEDULE 4.09, since the Parent Financial Statement Date:

               (a) Parent has not incurred any material obligation or liability except for normal trade obligations incurred in the ordinary course of business;

               (b) Parent has not sold, transferred or otherwise disposed of any of its material assets or any interest therein, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business;

               (c) Parent has not waived or released any of its material rights with respect to its business or assets or permitted any of such rights to lapse;

               (d) no executive officer or other key employee of Parent has left his or her employment with Parent;

               (e) Parent has not declared or paid any dividend or other distribution in respect of its capital stock or agreed to do any of the foregoing; and

               (f) no Parent Material Adverse Change, and no event which, to the best of Parent's knowledge, is likely to result in a Parent Material Adverse Change, has occurred.

         4.10. CONSTITUENT DOCUMENTS AND GOVERNMENTAL RULES. Parent and Sub are in compliance with (a) their charter and by-laws and (b) all Governmental Rules applicable to Parent and Sub and their respective businesses or assets, except, in each case, for such non-compliance as, individually or in the aggregate, has not resulted in, and is not likely to result in, a Parent Material Adverse Change.

         4.11. ENVIRONMENTAL MATTERS. Except as otherwise disclosed on SCHEDULE 4.11:

               (a) no Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by Parent except in compliance with Environmental Rules;

               (b) to the best of the Parent's knowledge, no Person who has leased, occupied or used any real property now or previously owned, leased, occupied or used by Parent generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property;

               (c) no Hazardous Substances are present on or under any real property (including without limitation in any body of water located thereon or adjacent thereto or any groundwater located thereunder) now or previously owned, leased, occupied or used by Parent, or in any improvement located thereon, in quantities or at levels which require reporting or remediation under any applicable Environmental Rule; and

               (d) no event has occurred and no condition exists with respect to Parent or its business or assets which has resulted in, or is likely to result in, any material liability, cost or expense to Parent or any other Person who owns or operates its business or assets under any applicable Environmental Rule, and Parent has not received any notice from any governmental entity or other Person of its intention to impose any such liability, cost or expense upon Parent or any such Person.

         4.12. BROKERS. Neither Parent nor Sub have employed or retained, and neither has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

         4.13. YEAR 2000. Except as set forth on SCHEDULE 4.13, Parent, Sub and their respective Management and Production Systems (each as herein defined, together the "SYSTEMS") are each Year 2000 Compliant, except for failure to be Year 2000 Compliant which could not reasonably be expected to have a Company Material Adverse Effect.

               (a) "YEAR 2000 COMPLIANT" means that neither the year change from 1999 to 2000 (the arrival of the date "January 1, 2000") nor leap year dates thereafter:

                   (i) will impair Company's ability to meet its obligations to its customers, suppliers, vendors, agents and/or creditors; or

                   (ii) will result in errors or corruption in processing data or otherwise have an abnormal or adverse effect on the operations or functionality of Company or its Systems, all of which will continue to operate as intended prior to, during and after January 1, 2000.

               (b) "MANAGEMENT SYSTEMS" include, without limitation, all computer hardware (including integrated circuit/chip and firmware) and software applications that Company uses for managing and operating Company and its business, including without limitation, functions such as accounting and billing, invoicing/accounts receivable and accounts payable, inventory tracking and maintenance, and vendor and supplier sourcing.

               (c) "PRODUCTION SYSTEMS" include, without limitation, all computer hardware (including integrated circuit/chip and firmware) and software applications, and all automated or electronic equipment, controls and other systems used by Company in its production process, from the point of input of raw material to final products/goods and/or material offered for sale or trade to customers.

               (d) Except as set forth on SCHEDULE 4.13, Parent represents and warrants that all of Parent's products that have been sold or licensed by Parent or by an authorized distributor or sublicensed by a third party licensor to third parties (the "PRODUCTS") from January 1, 1996 to the Closing Date (the "Y2K WARRANTY PERIOD") are, and have been throughout the entire Y2K Warranty Period, designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Products will operate prior to, during, and after the calendar year 2000 A.D. without error relating to use, calculation, manipulation or display of date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century including leap year dates therein.

         4.14. DELIVERY OF DOCUMENTS; ACCURATE DISCLOSURE. Parent and Sub have previously delivered to Company correct and complete copies of each agreement, document and instrument which Company (or its accountants or attorneys) has requested in writing. None of the information furnished or to be furnished by Parent or Sub to Company or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Parent and Sub set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith,
(a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or (c) omits or will omit any statement of material fact necessary to make the same not misleading.

                                    ARTICLE V
                          TRANSACTIONS PRIOR TO CLOSING
                          -----------------------------

         5.01. CONDUCT OF COMPANY BUSINESS PRIOR TO CLOSING. At all times prior to the Closing Date Company shall:

               (a) operate its business only in the ordinary course and consistent with past practice;

               (b) use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees and to preserve the good will of customers, suppliers and others having business relations with it;

               (c) maintain all assets consisting of real or personal property in good repair and operating condition, ordinary wear and tear excepted;

               (d) maintain in full force and effect all Company Business Permits and all insurance policies;

               (e) not enter into any contract or commitment except those made in the ordinary course of business the terms of which are consistent with past practice and reasonable in light of current conditions;

               (f) not terminate, cause the termination of, amend, renew or extend any Company Business Agreement unless in each case such action is in the best interest of Company;

               (g) not waive or release any of its rights or permit any of such rights to lapse;

               (h) not sell, transfer or otherwise dispose of any of its assets or any interest therein or agree to do any of the foregoing, except for sales of inventory in the ordinary course of business;

               (i) not incur, make, assume or suffer to exist any Lien, tenancy or other matter affecting title to any of its assets;

               (j) not make, change or revoke any tax election or make any agreement or settlement with any taxing authority;

               (k) not merge or consolidate Company with or into any other entity or agree to do any of the foregoing;

               (l) not incur any indebtedness other than trade payables incurred in the ordinary course of business, and not guarantee any indebtedness or other obligations of any other Person;

               (m) not grant or commit itself to grant any salary or wage increases to any of its employees other than increases which it has committed itself to grant prior to the date hereof, and not pay bonuses other than in accordance with its normal practice;

               (n) not make or commit itself to make any capital expenditures in excess of $5,000;

               (o) not issue or sell any of its capital stock or other securities, not declare or pay any dividends or other distributions in respect of any of its capital stock and not agree to do any of the foregoing;

               (p) comply with applicable Governmental Rules in all material respects;

               (q) take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of Company's representations and warranties herein not being true and correct; and

               (r) promptly inform Company of the occurrence of any event or the existence of any condition which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Company Material Adverse Change.

         5.02. ACCESS TO INFORMATION. At all times prior to the Closing Date each party shall furnish to the other party and its employees, counsel, accountants and other agents and consultants (a) full access during normal business hours to the properties, books and records and personnel of such party and (b) all such information concerning such party as the other party may reasonably request.

         5.03. BEST EFFORTS. The parties agree to use their reasonable best efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be necessary or advisable, or as shall be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the parties agree to take all reasonable actions necessary in order to obtain any consent or approval of any third party, including without limitation any governmental entity, which is required in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

         5.04. DISCLOSURE SCHEDULES.

         (a) Company and the Shareholders shall update the disclosure schedules of Company and the Shareholders and all exhibits thereto to include all information relevant to the disclosures therein which relates to events which have occurred after the date hereof and until the Closing Date and modify or correct the disclosures made therein. Company and the Shareholders shall deliver a draft of such updated information to Parent and Sub three days prior to the Closing Date and, subject to Parent's and Sub's acceptance of such information pursuant to 6.01(l), shall deliver the final updated disclosure schedules on the Closing Date.

         (b) Parent and Sub shall update the disclosure schedules of Parent and Sub and all exhibits thereto to include all information relevant to the disclosures therein which relates to events which have occurred after the date hereof and until the Closing Date and modify or correct the disclosures made therein. Parent and Sub shall deliver a draft of such updated information to Company and the Shareholders three days prior to the Closing Date and, subject to Company's and the Shareholders' acceptance of such information pursuant to 6.02(k), shall deliver the final updated disclosure schedules on the Closing Date.


                                   ARTICLE VI
                               CLOSING CONDITIONS
                               ------------------

         6.01. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub hereunder to proceed with the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent:

               (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company set forth herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date.

               (b) PERFORMANCE AND COMPLIANCE. Company shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date.

               (c) CONSENTS AND APPROVALS. Company shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification, if any, listed on any Schedule hereto.

               (d) LITIGATION. There shall be no pending or threatened action by or before any governmental entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against Parent or Sub by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect.

               (e) COMPANY MATERIAL ADVERSE CHANGE. No event shall have occurred and no condition shall exist which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Company Material Adverse Change.

               (f) OFFICER'S CERTIFICATE. Company shall have delivered to Parent and Sub a certificate of its President dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c), (d) and (e) above have been met.

               (g) SECRETARY'S CERTIFICATE. Company shall have delivered to Parent and Sub a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and by-laws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors and shareholders approving this Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby are attached thereto and (iii) the incumbency and signatures of the officers of Company authorized to execute and deliver this Agreement and the other Transaction Documents to which Company is a party on behalf of Company.

               (h) OPINION OF COUNSEL. Company shall have delivered to Parent and Sub an opinion of Company's counsel dated the Closing Date and in the form attached as EXHIBIT 6.01(h).

               (i) OTHER TRANSACTION DOCUMENTS. Company, Shareholders and any other parties thereto (other than Parent and Sub) shall have executed and delivered to Parent and Sub the following documents and such other documents and instruments, in form and substance satisfactory to Parent and Sub and their respective counsel, as shall be necessary or desirable in order to consummate the transactions contemplated hereby, each dated the Closing Date (together with this Agreement and any agreements listed in Section 6.03(i), the "TRANSACTION DOCUMENTS"):

                   (i) Employment and Non-Competition Agreement between the Company and David Neblett ("DAVID NEBLETT EMPLOYMENT AGREEMENT");

                   (ii) Employment and Non-Competition Agreement between the Company and Charlene Neblett ("CHARLENE NEBLETT EMPLOYMENT AGREEMENT");

                   (iii) Release of the Shareholders' guaranty of Company's existing line of credit (the "RELEASE");

                   (iv) Amendment to Lease Agreement dated September 30, 1991 between the Shareholders and Scott Hogan (collectively, "LANDLORD") and Company (the "LEASE") whereby (i) the term of the lease shall be amended to provide for a lease of five years from the Closing Date with an option to renew for an additional five year period upon mutually acceptable terms (which terms would include a fair market value adjustment in rent), (ii) Company shall pay $18,000 per month to Landlord constituting the minimum monthly rent plus all of its required contribution to General Operating Expenses (as defined in the Lease), and (iii) Company may assign or sublet to a third party all or a part of the Premises (as defined in the Lease), provided that Company remains liable under the Lease (the "LEASE AMENDMENT");

                   (v) the Escrow Agreement; and

                   (vi) a Shareholder Certificate from each of the Shareholders in the form attached hereto as EXHIBIT 6.01(i)(vi) (the "SHAREHOLDER CERTIFICATES").

               (j) COMPANY BUSINESS PERMITS. To the extent that any Company Business Permits are not transferable to Parent or Sub, Parent or Sub shall have obtained, or satisfied themselves that they will be able to obtain, business permits in its own name that will permit Sub to own, operate or use Company's business and assets to the same extent as Company.

               (k) SHAREHOLDER APPROVAL. Sub shall have obtained such shareholder approval of the Merger and the other transactions contemplated hereby as is required under applicable Governmental Rules.

               (l) ACCEPTANCE OF SUPPLEMENTAL DISCLOSURES. Parent and Sub shall have accepted in writing any supplemental disclosures to Company's and the Shareholders' disclosure schedules submitted by Company and/or the Shareholders to Parent and Sub pursuant to Section 5.04(a).

         6.02. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY. The obligations of Company hereunder to proceed with the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent:

               (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date.

               (b) PERFORMANCE AND COMPLIANCE. Parent and Sub shall each have performed or complied in all material respects with each covenant and agreement to be performed or complied with by them hereunder on or prior to the Closing Date.

               (c) CONSENTS AND APPROVALS. Parent and Sub shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification, if any, listed on any Schedule hereto.

               (d) LITIGATION. There shall be no pending or threatened action by or before any governmental entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against Company by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect.

               (e) PARENT MATERIAL ADVERSE CHANGE. No event shall have occurred and no condition shall exist which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Parent Material Adverse Change.

               (f) OFFICER'S CERTIFICATES. Parent and Sub shall each have delivered to Company a certificate of their respective President dated the Closing Date and certifying that each of the conditions specified in subsections
(a), (b), (c), (d) and (e) above have been met.

               (g) SECRETARY'S CERTIFICATES. Parent and Sub shall each have delivered to Company a certificate of their respective Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and by-laws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors and shareholders approving this Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby are attached thereto and (iii) the incumbency and signatures of the officers of Parent and Sub authorized to execute and deliver this Agreement and the other Transaction Documents to which Parent and Sub is a party on behalf of Parent and Sub.

               (h) OPINION OF COUNSEL. Parent and Sub shall have delivered to Company an opinion of their counsel dated the Closing Date and in the form attached as EXHIBIT 6.02(h).

               (i) OTHER TRANSACTION DOCUMENTS. Sub and any other parties thereto (other than Company) shall have executed and delivered to Company the following documents and such other documents and instruments, in form and substance satisfactory to Company and its counsel, as shall be necessary or desirable in order to consummate the transactions contemplated hereby, each dated the Closing Date:

                   (i)   David Neblett Employment Agreement;

                   (ii)  Charlene Neblett Employment Agreement;

                   (iii) the Release;

                   (iv)  the Lease Amendment;

                   (v)   Escrow Agreement; and

                   (vi)  the Shareholder Certificates.

               (j) SHAREHOLDER APPROVAL. Company shall have obtained such shareholder approval of the Merger and the other transactions contemplated hereby as is required by applicable Governmental Rules.

               (k) ACCEPTANCE OF SUPPLEMENTAL DISCLOSURES. Company and the Shareholders shall have accepted in writing any supplemental disclosures to Parent's and Sub's disclosure schedules submitted by Parent and Sub to Company and the Shareholders pursuant to Section 5.04(b).

                                   ARTICLE VII
                      NON-COMPETITION AND NON-SOLICITATION
                      ------------------------------------

         7.01. NON-COMPETITION AND NON-SOLICITATION.

               (a) During the period commencing with the date hereof and ending on the fifth anniversary of the Closing Date, each of the Shareholders and any of their respective Affiliates shall not, directly or indirectly, (i) engage in any Competing Business or (ii) own, be employed by, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than 1% in a publicly traded entity that is engaged in a Competing Business shall not constitute a violation of this covenant.

               (b) During the period commencing with the date hereof and ending on the fifth anniversary of the Closing Date, each of the Shareholders and any of their respective Affiliates shall not (i) solicit the trade of, or trade with, any customer or supplier of Company or any of its Affiliates such that any such customer or supplier reduces the amount of business which it does (or, but for such solicitation, would do) with Company or any of its Affiliates or (ii) solicit or induce any employee, distributor, sales representative, agent or contractor of Company or any of its Affiliates to terminate his or its employment or other relationship with Company or any of its Affiliates.

               As used in this Agreement the following terms shall have the following meanings:

         "COMPETING BUSINESS" means any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which designs, develops, produces or sells any products or services (collectively, the "PRODUCTS") which are the same or similar to those produced, developed or sold by the Company in the fields of (a) radiation therapy, including conformal radiation therapy, also including, but not specifically limited to, Peacock, CORVUS, BAT and other systems developed by the Company and (b) the development and marketing of computer systems used for oncology radiation therapy.

         "TERRITORY" means any state in the United States, any Canadian province and any foreign country, in each case in which Company or any of its Affiliates has marketed or sold any Products at any time during the three-year period immediately prior to the date hereof.

         7.02 EQUITABLE RELIEF. Shareholders acknowledge and agree that Company would be irreparably damaged if any of the provisions of Section 7.01 are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Sub shall be entitled to an injunction or injunctions to prevent breaches of Section 7.01 and shall have the right to specifically enforce Section 7.01 and the terms and provisions thereof against Shareholders in addition to any other remedy to which the Sub may be entitled hereunder, at law or in equity.

         7.03. SEVERABILITY. It is the intent of the parties that each provision of Section 7.01 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement of Section 7.01 is sought. In furtherance of the foregoing, each provision of Section 7.01 shall be severable from each other provision, and any provision thereof which is unenforceable in any jurisdiction shall be subject to the following:

               (a) if such provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in such jurisdiction, then such requirement shall be incorporated into, or substituted for, such unenforceable provision to the minimum extent necessary to make such provision enforceable;

               (b) the court, agency or arbitrator considering the matter is hereby authorized to (or, if such court, agency or arbitrator is unwilling or fails to do so, then the parties shall) amend such provision to the minimum extent necessary to make such provision enforceable, and the parties hereby consent to the entry of an order so amending such provisions; and

               (c) if any such provision cannot be or is not reformed and made enforceable pursuant to subsection (a) or (b) above, then such provision shall be ineffective in such jurisdiction to the minimum extent necessary to make the remainder of Section 7.01 enforceable in such jurisdiction.

         Any application of the foregoing provisions to any provision of Section
7.01 shall not (x) affect the validity or enforceability of any other provision thereof or (y) prevent such provision from being enforced as written in any other jurisdiction.


                                  ARTICLE VIII
                                 INDEMNIFICATION
                                 ---------------

         8.01. INDEMNIFICATION BY COMPANY PARTIES. Company (if the Closing does not occur) or Shareholders (if the Closing occurs) shall defend, indemnify and hold harmless the Sub and the Parent and their respective directors, officers, employees and agents (each a "COMPANY INDEMNITEE") from and against any and all claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

               (a) any representation or warranty of the Company Parties set forth herein in any other Transaction Document or in any certificate delivered in connection herewith or therewith having been false or misleading as of the time when made (including by omission of information necessary to make such representation or warranty not misleading);

               (b) any default by the Company Parties in the performance or observance of any of their covenants or agreements hereunder or under any other Transaction Document to which any of the Company Parties is a party;

               (c) any investigation by any governmental entity which arises out of the conduct of the Company's business prior to the Closing Date;

               (d) the involvement by any Company Indemnitee in any investigation, action or other proceeding incident to any of the other matters indemnified against; or

               (e) any product shipped or manufactured by, or any services provided by, Company prior to the Closing Date.

         8.02. INDEMNIFICATION BY PARENT AND SUB. Parent and Sub shall defend, indemnify and hold harmless Shareholders and their respective partners, directors, officers, employees and agents (each a "PARENT INDEMNITEE") from and against any and all claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

               (a) any representation or warranty of Sub and/or Parent set forth herein in any other Transaction Document or in any certificate delivered in connection herewith or therewith having been false or misleading as of the time when made

(including by omission of information necessary to make such representation or warranty not misleading);

               (b) any default by Sub and/or Parent in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document; or

               (c) the involvement by any Parent Indemnitee in any investigation, action or other proceeding incident to any of the other matters indemnified against.

         8.03. REPRESENTATION, SETTLEMENT AND COOPERATION. If any investigation, action or other proceeding described in Section 8.01(c) or 8.02(c) (each a "PROCEEDING") is initiated against any Company Indemnitee or Parent Indemnitee (each an "INDEMNITEE") and such Indemnitee intends to seek indemnification from the Company Parties or Parent or Sub (each an "INDEMNITOR"), as applicable, under this Article on account of its involvement in such Proceeding, then such Indemnitee shall give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor shall not relieve such Indemnitor of its obligations under this Article but shall reduce such obligations by the amount of damages or increased costs and expenses attributable to such failure to give notice. Upon receipt of such notice, such Indemnitor shall diligently defend against such Proceeding on behalf of such Indemnitee at its own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor shall fail or refuse to conduct such defense, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor's interests, then such Indemnitee may defend against such Proceeding at such Indemnitor's expense. Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. Such Indemnitor and Indemnitee shall cooperate with each other in the conduct of any such Proceeding.

         8.04. NOTICE AND SATISFACTION OF INDEMNIFICATION CLAIMS. Indemnification claims against the Company Parties shall be satisfied out of the Escrow Fund, or by set-off against any amounts due to Shareholders under Section
2.02 (but only to the extent such amounts are actually due and payable), prior to being satisfied out of any other funds of Shareholders. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of such claim and the facts on which such claim is based or, in the case of claims to be satisfied out of the Escrow Fund, such other notice as is required by the Escrow Agreement. Indemnification claims (other than those satisfied out of the Escrow Fund or by set-off) shall be paid within 30 days after the Indemnitor's receipt of such notice and such evidence of the amount of such claim and the Indemnitor's liability therefor as the Indemnitor may reasonably request.

         8.05. DURATION OF COMPANY PARTIES' INDEMNIFICATION OBLIGATIONS. Claims for indemnification under Section 8.01 may only be asserted within the following time periods:

               (a) claims arising out of or in connection with any misrepresentation or breach of warranty or covenant under Section 3.10 (Tax Matters) may be asserted until 60 days after the running of the statute of limitations applicable to the taxable period to which a particular claim relates;

               (b) claims arising out of or in connection with any misrepresentation or breach of warranty or covenant under Section 3.17 (Environmental Matters) may be asserted until 60 days after the running of the statute of limitations applicable to such claim;

               (c) claims arising out of or in connection with any misrepresentation or breach of warranty under Section 3.21 (Title Matters) may be asserted at any time;

               (d) claims arising out of or in connection with any intentional misrepresentation may be asserted at any time;

               (e) claims arising out of or in connection with any Proceeding may be asserted at any time during the time period during which the Indemnitee would be permitted to assert a claim with respect to the matter which such Proceeding is incident to and, with respect to Proceedings which are commenced, but not concluded, during such time period, until 60 days after the conclusion of any such Proceeding (including any appeals resulting therefrom); and

               (f) all other claims may be asserted at any time on or prior to the date that is 180 days after the second anniversary of the Closing Date.

         8.06. DURATION OF INDEMNIFICATION OBLIGATIONS OF PARENT AND SUB. Claims for indemnification under Section 8.02 may only be asserted within the following time periods:

               (a) claims arising out of or in connection with any misrepresentation or breach of warranty or covenant under Section 4.11 (Environmental Matters) may be asserted until 60 days after the running of the statute of limitations applicable to such claim;

               (b) claims arising out of or in connection with any intentional misrepresentation may be asserted at any time;

               (c) claims arising out of or in connection with any Proceeding may be asserted at any time during the time period during which the Indemnitee would be permitted to assert a claim with respect to the matter which such Proceeding is incident to and, with respect to Proceedings which are commenced, but not concluded, during such time period, until 60 days after the conclusion of any such Proceeding (including any appeals resulting therefrom); and

               (d) all other claims may be asserted at any time on or prior to the third anniversary of the Closing Date.

         8.07. INDEMNIFICATION THRESHOLD. Notwithstanding any other provision hereof, no Indemnitor shall have any indemnification obligations under this Article unless and until the claims asserted against such Indemnitor exceed $50,000 in the aggregate (the "THRESHOLD AMOUNT"); thereafter, such Indemnitor shall be liable for all indemnification claims properly asserted against it, except for $25,000, representing one-half of the Threshold Amount.

         8.08. INDEMNIFICATION CAP.

               (a) COMPANY PARTIES. The indemnification obligations of the Company Parties under Section 8.01 shall not exceed the Indemnification Cap (as hereinafter defined).

               (b) PARENT AND SUB. The indemnification obligations of the Parent and the Sub under Section 8.02, shall not exceed the Indemnification Cap, provided that such cap shall not be applicable to obligations under Section 8.02 if the representation and warranty out of which the obligation arose was an intentional misrepresentation.

               (c) INDEMNIFICATION CAP DEFINITION. For purposes of this Article VIII, the term "INDEMNIFICATION CAP" shall mean $2,000,000 plus any amounts received by the Shareholders as Earn-Out Fees plus the fair market value of any Parent Common Stock received by the Shareholders. The "fair market value" of the shares of Parent Common Stock for purposes of this Section 8.08(c) shall be as follows (i) if any such shares of Parent Common Stock are sold by any of the Shareholders, the fair market value of such shares of Parent Common Stock shall be deemed to be the price at which such shares were sold, or (ii) for shares of Parent Common Stock which have not been sold by the Shareholders, the fair market value of such shares shall be determined as of the date on which any claim is made (the "INDEMNIFICATION DATE") as set forth in subsection (d) below.

               (d) DETERMINATION OF FAIR MARKET VALUE. The "fair market value" of shares of Parent Common Stock for purposes of subsection (c)(ii) above will be determined by agreement between Parent and the Shareholder(s) with an indemnification obligation under subsection (a) above (the "INDEMNIFYING SHAREHOLDER(S)"). If no such agreement is reached within 20 days after the Indemnification Date, the fair market value of such Parent Common Stock will be determined by appraisal as follows:

                   (i) The "fair market value" means the price which could reasonably be obtained for all shares of Parent Common Stock (on a fully-diluted basis) owned by the Indemnifying Shareholder(s) if all such shares of Parent Common Stock were sold in a single arm's-length transaction, using valuation techniques then prevailing in the industry and assuming a reasonable period of time for effectuating such sale. The fair market value will be determined as of the Indemnification Date.

                   (ii) Company and the Indemnifying Shareholder(s) will use best efforts to agree upon the selection of an independent appraiser within 30 business days after the Indemnification Date. Such appraiser will have 20 business days in which to determine the fair market value, and its determination thereof will be final and binding on all parties concerned. If Company and the Indemnifying Shareholder(s) are unable to reach an agreement as to an independent appraiser within 20 business days after the Indemnification Date, then Company and the Indemnifying Shareholder(s) will each select one independent appraiser within 5 days thereafter. Each of Company and such Indemnifying Shareholder(s) will cause their appraiser to determine independently the Company's fair market value within 20 days after their appointment. If the lesser of the two appraised values (the "LOW VALUE") exceeds or is equal to 85% of the greater of the two appraised values (the "HIGH VALUE"), the fair market value will be the average of the two appraisals. If the Low Value is less than 85% of the High Value, the two appraisers will themselves appoint a third appraiser within 10 days after the two appraisals have been rendered. Such third appraiser will have 20 days in which to determine independently the fair market value. The fair market value in such case will be the average of the two values which are closest to each other.

                   (iii) The expenses of the appraisal process will be shared equally by the Indemnifying Shareholder(s) and the Parent.

         8.09. EXCEPTIONS TO LIMITATIONS. The representations and warranties of the Company Parties set forth in Sections 3.05 (Ownership and Control), 3.10 (Tax Matters) or 3.19(d) (Accounts Receivable), any intentional misrepresentations that were made by the Company Parties, and any claims arising under Section 8.01 relating to the representations and warranties set forth in Sections 3.05, 3.10 and 3.19(d), shall not (i) be subject to any of the limitations on survival set forth in Section 8.05, (ii) be subject to the indemnification threshold set forth in Section 8.07, and (iii) count against the indemnification cap set forth in Section 8.08.

                                   ARTICLE IX
                           COVENANTS OF PARENT AND SUB
                           ---------------------------

         Notwithstanding the agreement between the parties with respect to
Section 8.01(e), Parent and Sub acknowledge that as part of the Merger and by operation of law Sub will be directly responsible to all third parties for contractual obligations entered into by the Company prior to the Closing Date and Sub agrees to continue to honor such contractual obligations in the ordinary course of its business.


                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         10.01. AMENDMENTS. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

         10.02. ASSIGNMENT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties.

         10.03. CONFIDENTIALITY.

               (a) As used in this Section the "CONFIDENTIAL INFORMATION" of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

               (b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

               (c) Notwithstanding subsection (b) above, each of the parties shall be permitted to:

                   (i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

                   (ii) make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

                   (iii) disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subparagraph, the party required to make such disclosure (the "DISCLOSING PARTY") shall notify the other party (the "AFFECTED PARTY") of the same, and the Affected Party shall have the right to participate with the Disclosing Party in determining the amount and type of Confidential Information of the Affected Party, if any, which must be disclosed in order to comply with Governmental Rules.

               (d) If the Closing does not occur, then each party may demand the return from the other party of its Confidential Information, whereupon the other party shall promptly return all such Confidential Information which is in its possession or in the possession of its officers, directors, employees, equity holders, lenders, agents or Affiliates.

         10.04. COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

         10.05. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

         10.06. EXPENSES. Except as otherwise specifically provided herein or in any other Transaction Document, each party shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the other Transaction Documents. If the Closing occurs, Shareholders shall pay all expenses of Company (or reimburse Company for all such expenses incurred prior to the Effective Date) in connection with the transactions contemplated hereby and the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the other Transaction Documents.

         10.07. FURTHER ASSURANCES. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. With limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.

         10.08. GOVERNING LAW. This Agreement shall be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         10.09. NOTICES. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

               (a) shall be in writing;

               (b) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

               (c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to Company or Shareholders:             With a copy to:

David and Charlene Neblett                 Luce, Forward, Hamilton & Scripps LLP
6190 Corte Del Cedro                       600 West Broadway, Suite 2600
Carlsbad, California 92009                 San Diego, California 92101
Telecopier No.: 760.929.1811               Attn: Robert G. Copeland, Esq.
                                           Telecopier No.: 619.645.5332


If to Sub or Parent:                       With a copy to:

NOMOS Corporation                          Cohen & Grigsby, P.C.
2591 Wexford-Bayne Road, Suite 400         11 Stanwix Street, 15th Floor
Sewickley, Pennsylvania 15143              Pittsburgh, Pennsylvania 15222-1319
Attn: Anil Rastogi, President              Attn: Mark I. Baseman, Esq.
Telecopier No.: 724.934.5488               Telecopier No.: 412.209.0672


         10.10. PUBLICITY. Prior to the Closing Date, neither party shall make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same.

         10.11. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         10.12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors and permitted assigns.

         10.13. TERMINATION.

               (a) This Agreement may be terminated at any time prior to the
Closing:

                   (i) by mutual agreement of Sub, Parent and Company;

                   (ii) by Sub or Parent if there has been a material misrepresentation by Company hereunder, a material breach by Company of any of its warranties or covenants set forth herein or if any of the conditions specified in Section 7.01 shall not have been fulfilled within the time required and shall not have been waived by Sub or Parent;

                   (iii) by Company if there has been a material misrepresentation by Sub or Parent hereunder, a material breach by Sub of Parent of any of their respective warranties or covenants set forth herein or if any of the conditions specified in Section 7.02 shall not have been fulfilled within the time required and shall not have been waived by Company; or

                   (iv) by Parent, Sub or Company if the Closing shall not have occurred prior to January 27, 1999; provided, that Parent, Sub or Company may terminate this Agreement pursuant to this subparagraph only if the Closing shall not have occurred on or prior to such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in
Section 7.01 or 7.02.

               (b) If this Agreement is terminated by either Company, Parent or Sub as provided above, then no party shall have any further obligations or liabilities hereunder except for obligations or liabilities arising from a breach of this Agreement prior to such termination or which survive such termination by their own terms.

         10.14. WAIVERS. The due performance or observance by the parties of their respective obligations hereunder and under the other Transaction Documents shall not be waived, and the rights and remedies of the parties hereunder and under the other Transaction Documents shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder or under any other Transaction Document may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing.

         10.15. KNOWLEDGE PARTIES. References in this Agreement to the knowledge of Company, Company Parties, Sub or Parent, or words of a similar import, shall mean the collective knowledge of (a) in the case of Company or Company Parties, David Neblett and Charlene Neblett, and (b) in the case of Parent or Sub, John Friede and Anil Rastogi, in each case assuming reasonable investigation and inquiry as to subject matter in question made of such party's other officers, directors and management employees and of such party's outside accountants and legal advisors.

                                  RADIATION ONCOLOGY COMPUTER SYSTEMS, INC.


                                  By: /s/ David J. Neblett
                                      --------------------------
                                  Title: Pres.
                                         -----------------------


                                  SHAREHOLDERS:

                                  /s/ David J. Neblett
                                  ------------------------------
                                  David Neblett

                                  /s/ Charlene N. Neblett
                                  ------------------------------
                                  Charlene Neblett


                                  NOMOS CORPORATION

                                  By: /s/ Anil K. Rastogi
                                      --------------------------
                                      Anil K. Rastogi, President


                                  ROCS ACQUISITION, INC.

                                  By: /s/ Anil K. Rastogi
                                      --------------------------
                                      Anil K. Rastogi, President

                             INDEX OF DEFINED TERMS

         The following terms are defined in the Agreement on the following page:

              Definition                                                   Page
              ----------                                                   ----
Affected Party...............................................................40
Affiliate....................................................................19
Agreement of Merger...........................................................1
Annual Period.................................................................3
Certificate of Merger.........................................................1
CGCL..........................................................................1
Charlene Neblett Employment Agreement........................................29
Closing.......................................................................1
Closing Date..................................................................2
Code.........................................................................14
Company.......................................................................1
Company Business Agreements..................................................18
Company Business Permits.....................................................10
Company Common Stock..........................................................2
Company Current Financial Statements..........................................7
Company ERISA Affiliate......................................................15
Company Financial Statement Date..............................................7
Company Financial Statements..................................................7
Company Indemnitee...........................................................34
Company Intellectual Property................................................13
Company Material Adverse Change...............................................5
Company Parties...............................................................5
Company Pension Plan.........................................................15
Company Welfare Plan.........................................................16
Competing Business...........................................................33
Confidential Information.....................................................39
control......................................................................19
David Neblett Employment Agreement...........................................29
DGCL..........................................................................1
Disclosing Party.............................................................40
Earn-Out Fee..................................................................3
Earn-Out Period...............................................................3
Earn-Out Reports..............................................................4
Effective Time................................................................1
Environmental Rule...........................................................11
Equipment....................................................................12
ERISA........................................................................15
Escrow Agent..................................................................3
Escrow Agreement..............................................................3

Escrow Fund...................................................................3
GAAP..........................................................................7
Governmental Order............................................................6
Governmental Rule.............................................................6
Gross Revenues................................................................3
Hazardous Substance..........................................................12
High Value...................................................................38
Indemnification Cap..........................................................37
Indemnification Date.........................................................37
Indemnifying Shareholder(s)..................................................38
Indemnitee...................................................................35
Indemnitor...................................................................35
IRS...........................................................................8
Landlord.....................................................................30
Lease........................................................................30
Lease Amendment..............................................................30
Liens........................................................................14
Low Value....................................................................38
Management Systems........................................................20,25
Merger........................................................................1
Merger Consideration..........................................................3
Multiemployer Plan...........................................................16
Parent........................................................................1
Parent Common Stock..........................................................22
Parent Current Financial Statements..........................................22
Parent Financial Statement Date..............................................23
Parent Financial Statements..................................................22
Parent Group..................................................................3
Parent Indemnitee............................................................34
Parent Material Adverse Change...............................................21
PBGC.........................................................................14
Person........................................................................6
Proceeding...................................................................35
Production Systems........................................................20,25
Products.....................................................................33
Release......................................................................29
ROCS Acquisition, Inc.........................................................1
ROCS Products.................................................................3
Shareholder Certificates.....................................................30
Shareholders..................................................................1
Sub...........................................................................1
Sub Common Stock..............................................................3
Surviving Corporation.........................................................1
Systems...................................................................19,24

Territory....................................................................33
Threshold Amount.............................................................37
Transaction Documents........................................................29
Year 2000 Compliant.......................................................20,24

                         LIST OF SCHEDULES AND EXHIBITS

EXHIBITS
--------

Exhibit 2.01               Escrow Agreement
Exhibit 2.02A              List of ROCS Products
Exhibit 2.02B              Earn-Out Example
Exhibit 2.02C              Package Pricing Example
Exhibit 6.01(h)            Form of Opinion of Company's Counsel
Exhibit 6.02(h)            Form of Opinion of Counsel of Parent and Sub
Exhibit 6.01(i)(vi)        Form of Shareholder Certificate


COMPANY SCHEDULES
-----------------

Schedule 3.01              Organization and Qualification
Schedule 3.05              Ownership and Control
Schedule 3.06              Subsidiaries
Schedule 3.07              Financial Statements
Schedule 3.09              Bank Accounts
Schedule 3.10              Tax Matters
Schedule 3.11              Litigation
Schedule 3.12              Absence of Certain Changes and Events
Schedule 3.13              Customers and Suppliers
Schedule 3.15              Governmental Orders
Schedule 3.16              Company Business Permits
Schedule 3.17              Environmental Matters
Schedule 3.18              Company Real Property
Schedule 3.19              Company Personal Property
Schedule 3.20              Company Intellectual Property
Schedule 3.21              Title to Company Assets
Schedule 3.22              Company Pension Plans
Schedule 3.23              Company Welfare Plans
Schedule 3.24              Company Personnel Matters
Schedule 3.25              Company Insurance
Schedule 3.26              Company Indebtedness
Schedule 3.27              Other Material Company Business Agreements
Schedule 3.28              Company Business Agreements that Require Consent
Schedule 3.29              Warranty and Product Liability
Schedule 3.30              Transactions with Company Affiliates
Schedule 3.32              Year 2000

PARENT AND SUB SCHEDULES
------------------------

Schedule 4.01              Organization and Qualification of Parent and Sub
Schedule 4.05              Ownership and Control of Parent and Sub
Schedule 4.06              Subsidiaries of Parent and Sub
Schedule 4.07              Financial Statements of Parent and Sub
Schedule 4.08              Litigation of Parent and Sub
Schedule 4.09              Absence of Certain Changes and Events
Schedule 4.11              Environmental Matters
Schedule 4.13              Year 2000